Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is GlobeTel Communications Corp. and the name of the corporation being merged into this surviving corporation is Sanswire Corp.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is GlobeTel Communications Corp. a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. The name of the Corporation shall be amended to change the name to Sanswire Corp.

FIFTH: The merger is to become effective on September 23, 2008

SIXTH:The Agreement of Merger is on file at 101 NE 3rd Ave., Suite1500, Fort Lauderdale, FL 33301the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 22th day of September A.D., 2008

/s/ Jonathan Leinwand

Name: Jonathan Leinwand

Title: CEO